EXHIBIT 10.17

THE SAVINGS BANK OF UTICA

BOARD OF TRUSTEES

DEFERRED COMPENSATION PLAN

As Amended and Restated Effective January 1, 1999

November 20, 1998

i

Article 7	Non-Assignability and Limitation on Payments	14
7.1	Non-Assignability	14
7.2	Limitation on Payments	14

Article 8	Amendment Or Termination	15
8.1	Amendment of Plan	15
8.2	Termination of Plan	15

Article 9	Miscellaneous Provisions	16
9.1	No Right to Continued Trusteeship	16
9.2	Construction of Language	16
9.3	Headings	16
9.4	Severability	16
9.5	Waiver	16
9.6	Governing Law	17

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Article 1

Introduction And Purpose

1.1	Establishment of the Plan

The Plan shall be known as the THE SAVINGS BANK OF UTICA TRUSTEES DEFERRED COMPENSATION PLAN. The Plan was originally effective as of January 1, 1981, established as of such date as the Deferred Compensation Plan for Trustees of The Savings Bank of Utica, by The Savings Bank of Utica Board of Trustees, and is herein amended and restated as of January 1, 1999.

1.2	Purpose of the Plan

The purpose of the Plan is to provide for the deferral of all or a portion of non-employee Trustee fees by members of the Employer’s Board of Trustees, whereby a designated amount of Trustee Fees is deferred until one of the specified events in the Plan occurs, which permits all or part of the monies so deferred (together with any earnings, gains or losses, as provided for in the Plan), to be distributed to the Participant or to a designated Beneficiary.

1.3	ERISA Not Applicable

This Plan is not intended to be subject to or covered by the reporting, participation, vesting, funding or fiduciary requirements of ERISA, and shall in all cases be construed and interpreted in a manner consistent with that intent.

Article 2

Definitions

The following words and phrases used in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:

2.1	“Accounting Date” means each business day of the month.

2.2	“Administrator” means the Plan administrator.

2.3	“Beneficiary” means the person, persons or legal entity provided for by the Participant to receive any undistributed Deferred Compensation which becomes payable in the event of the Participant’s death, including any designated contingent beneficiary or beneficiaries.

2.4	“Benefit Commencement Date” means the first business day of the month following the month in which a member of the Employer’s Board of Trustees terminates service as a member of the Employer’s Board of Trustees, or such other date as a Participant may specify in his or her Trustee Agreement for Deferral of Compensation.

2.5	“Deferred Compensation” means that portion of the Participant’s Trustees Fees which the Participant and Employer mutually agree to defer, until the conditions for distribution of such amounts as set forth in Article 6 are met.

2.6	“Disability” means total and permanent disability, as determined by the Plan Administrator.

2.7	“Effective Date” means January 1, 1981.

2.8	“Employer” means The Savings Bank of Utica, Utica, New York and any affiliate thereof.

2.9	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.10	“Participant” means any Trustee who fulfills the eligibility and enrollment requirements for participation in the Plan, as set forth in Article 3.

2.11	“Plan” means The Savings Bank of Utica Board of Trustees Deferred Compensation Plan, as amended and restated effective January 1, 1999, as herein set forth, and as it may be amended from time to time.

2.12	“Plan Year” means each calendar year.

2.13	“Prior Plan” means the Deferred Compensation Plan for Trustees of The Savings Bank of Utica, as amended and in effect on December 31, 1998.

2.14	“Restatement Date” means January 1, 1999.

2.15	“Retirement Date” means a severance of the Participant’s relationship with the Employer’s Board of Trustees (other than by Disability or death), on account of retirement.

2.16	“Termination of Service” means a severance of the Participant’s relationship with the Employer’s Board of Trustees, prior to Retirement Date, Disability or death.

2.17	“Trustee” means a member of the Board of Trustees of the Employer, who is not an employee of the Employer, as constituted from time to time.

2.18	“Trustee Fees” shall mean all compensation paid by the Employer for service as a member of its Board of Trustees, including annual retainer and fee for attendance at meetings of the Board of Trustees or committees thereof, as shown on Federal Form 1099, but not including any payments in direct reimbursement of expenses incurred by a Trustee in providing such services.

Article 3

Participation

3.1	Eligibility

Only members of the Employer’s Board of Trustees shall be eligible to become Participants in accordance with Section 3.2.

3.2	Enrollment

Any Trustee participating in the Prior Plan on December 31, 1998, shall continue as a Plan Participant as of the Restatement Date.

Any Trustee first eligible to participate in accordance with Section 3.1 as of the Restatement Date, shall become a Participant upon agreeing in writing, on a form to be provided by the Administrator, within thirty (30) days of the Restatement Date, to a deferral of all or a portion of his or her Trustee Fees, as follows: commencing with the first day following the later of: (i) the Plan’s Restatement Date, and (ii) written notification to the Administrator of an election to defer all or a portion of the Participant’s Trustee Fees (expressed as either a dollar amount or percentage), in accordance with the Plan.

Any Trustee first eligible to participate in accordance with Section 3.1 after the Restatement Date, shall become a Participant upon agreeing in writing, on a form to be provided by the Administrator, within thirty (30) days of becoming a Trustee, to a deferral of all or a portion of his or her Trustee Fees, commencing with the first day following written notification to the Administrator of an election to defer all or a portion of the Participant’s Trustee Fees (expressed as either a dollar amount or percentage), in accordance with the Plan.

Any other Trustee otherwise eligible to participate in accordance with Section 3.1 after the Restatement Date, shall become a Participant as of the first day of the calendar Plan Year following his or her agreement in writing, on a form to be provided by the Plan Administrator, to a deferral of all or a portion of his or her Trustee Fees (expressed as either a dollar amount or percentage), in accordance with the Plan.

3.3	Duration of Election to Defer Fees

Subject to Section 3.4, once an election to defer has been made by the Participant, the election with respect to Trustee Fees deferred shall continue in effect until a distribution of benefits, pursuant to Article 6. An election to defer a percentage of Trustee Fees shall be applied uniformly to payments of Trustee Fees that would otherwise be made. An election to defer a dollar amount of Trustee Fees shall be applied to the first amounts otherwise payable in each calendar year until the full amount elected has been deferred, unless an alternate procedure is requested by the Trustee and agreed to by the Plan Administrator.

3.4	Duration of Participation and Modification or Cessation of Deferrals

A Participant shall continue participation in the Plan until such time as the Participant is no longer deferring any portion of Trustee Fees and all amounts credited to the Participant’s Plan account have been distributed.

A Participant may modify or cease his or her election to defer Trustee Fees by written direction filed with the Plan Administrator prior to the end of any calendar Plan Year, with respect to Trustee Fees earned after the end of the Plan Year during which such direction is filed with the Plan Administrator. Any amounts previously credited to the Participant shall be distributed in accordance with Section 3.3.

3.5	Reenrollment of Participation

A Trustee who has terminated his or her deferral of Trustee Fees may thereafter again file an election to defer fees earned in future calendar years, in the same manner as a new Participant, pursuant to the third paragraph of Section 3.2.

Article 4

Administration

4.1	Responsibility for Administration and Investment

The Plan shall be administered by a Plan Administrator, who shall be an officer of the Employer, chosen by the Employer. The Administrator shall be responsible for all functions related to the management of Plan accounts and their distribution, in accordance with the provisions of the Plan.

4.2	Authority of the Administrator

The Administrator shall have the full power and authority to promulgate, adopt, amend, or revoke such rules and regulations as are necessary to implement and maintain the Plan, consistent with the provisions of the Plan.

The Administrator shall have the authority to require such supportive information, documents, or evidence, as is deemed necessary, in order to carry out the Administrator’s responsibilities under the Plan.

The Employer reserves the power to rule on any matter involving construction of the Plan and interpretation of the terms and provisions thereof, and may exercise said authority or delegate such authority to the Administrator. Any decision hereunder on any such matter shall be final and binding upon all parties.

4.3	Duties of the Administrator

Whenever a Trustee becomes eligible for a deferral of Trustee Fees, the Trustee shall receive from the Administrator an Agreement for Deferral of Compensation, stating the amount or percentage of Trustee Fees to be deferred, and a notation that such amount shall not, to the extent provided by applicable law, be included as a part of the Trustee’s earned income with respect to federal, state or local income taxes, nor included as earned income with respect to Federal “SECA” taxes.

4.4	Written Deferral Agreements

The Employer shall enter into a written Agreement for Deferral of Compensation with each Participant, which Agreement shall: (i) set forth the obligations contained in the Plan; (ii) the method of payout upon events specified in the Plan; (iii) the amounts of Trustee Fees to be deferred; (iv) the name of any Beneficiary or Beneficiaries; and (v) such other information as the Employer or the Administrator deems necessary to administer the Plan.

4.5	Administrative and Investment Costs

It is the intent of the Employer that the Plan shall not be implemented or administered so as to be an expense to any Employer, other than for the Employer’s obligation to pay the Deferred Compensation as provided in the Plan. Any expenses associated with the Plan, including but not limited to, administrative and investment costs, may, but need not be, charged against the Participants’ accounts on a pro rata basis, as determined by the Employer and/or the Administrator. The Employer and/or Administrator shall report to the Board of Trustees of the Employer, from time to time, the Plan costs (if any), so that the Board of Trustees of the Employer can properly analyze these costs. Included among such costs, but not limited thereto, shall be the costs (if any), of making investments, accounting for Deferred Compensation, and providing information to eligible Participants.

Article 5

Participants Accounts And Plan Investments

5.1	Establishment of Accounts

The Administrator shall establish a bookkeeping account for each Participant, which account shall be credited as of each date the Participant’s Trustee Fees are deferred. Subject to Section 4.5, each account shall also be credited with any increase, or charged with any decrease, incurred by the Employer and attributable to any investment and/or crediting of Deferred Compensation under Section 5.3, if applicable. The Employer is only under a contractual obligation to make payments under the Plan in accordance with this Article 5, as payments become due hereunder, and the Employer is not a guarantor of the Plan. The Board of Trustees of the Employer shall not be liable for any claims raised by any Participant, or Beneficiary, by reason of participation in, or receipt of benefits from, the Plan. All Participants shall accept any policy established, or determinations made, by the Administrator or Board of Trustees of the Employer concerning the resolution of any Plan accounting or recordkeeping errors or omissions.

As of the Restatement Date, the Deferred Compensation sub-account credit balance of each active Trustee Participant in the Prior Plan on December 31, 1998 shall no longer be credited with IRA, MMIA account or any other rate currently used by the Employer to calculate earnings on Deferred Compensation sub-accounts. As of such date, each active Trustee Participant’s Deferred Compensation sub-account credit balance shall thereafter be credited as provided under the foregoing paragraph and Section 5.3, if applicable. The Deferred Compensation sub-accounts of Prior Plan Participants who were no longer active Trustees on the Restatement Date shall continue to be credited with earnings as provided under the Prior Plan.

5.2	Unsecured General Creditor

Title to, and beneficial ownership of, any assets, whether in cash or investments (including any common stocks, life insurance policies, annuity contracts or mutual fund accounts), which the Employer may earmark to pay or measure any Deferred Compensation under the Plan, shall, at all times, remain as part of the general assets of the Employer. A Participant and any Beneficiary or Beneficiaries shall not have any property interest whatsoever in any specific asset of the Employer on account of the election to defer any Trustee Fees under the Plan. To the extent that any person acquires a right to receive payments from the Employer under the terms of the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

5.3	Investment Options

Upon enrollment of new Participants or reenrollment of Prior Plan Participants, under Section 3.2, each Participant may request, either within the Agreement for Deferral of Compensation or on another form to be provided for such purpose by the Administrator, that his or her Deferred Compensation account be adjusted for gains and losses as if invested in one or more investment options as may be made available by the Employer in its sole discretion. The Employer is under no obligation to offer such investment option or options, or to honor such Participant requests hereunder. Any such investment option or options hereunder shall be authorized by the Board of Trustees of the Employer.

Any investment option or options offered under the foregoing paragraph shall apply to the sub-account credit balance on December 31, 1998 of each active Trustee Participant who continues to serve as a Trustee on the Restatement Date.

5.4	Investment Elections

Each Participant may request that the Participant’s Deferred Compensation account be adjusted to reflect gains and losses as if invested 100% in any of the then available investment options under Section 5.3, if any, or alternatively, in any combination of then available investment options (so long as the total equals 100%). A Participant’s preference shall specify the multiples of said Deferred Compensation account which may be deemed to be invested in each of the said investment options. Such requests shall be acted upon by the Employer in its sole discretion. To the extent that any Participant shall fail to direct the investment of his or her Deferred Compensation account, it shall be deemed to bear interest at the rate prevailing from time to time for 30-year United States Treasury Bonds, as reported daily in The Wall Street Journal. Interest hereunder shall be calculated monthly, based on the bond rate in effect on the first day of each calendar month.

5.5	Changes in Investment Elections

A Participant’s investment request for the Participant’s Deferred Compensation account, if any, may be changed from time to time by the Participant, provided the revised investment request is filed in advance of the implementation of such change with the Administrator, on a form to be provided by the Administrator. A Participant may request by written notification to the Administrator, no more often than four (4) times during each Plan Year, to change his or her investment request effective with respect to his or her Deferred Compensation account value held on the Accounting Date coincident with or next following implementation of such request by the Administrator, which request shall be honored in the sole discretion of the Administrator.

5.6	Transfers Upon Termination of Trusteeship

Prior to the commencement of installment payments pursuant to Article 6, a Participant who has terminated his or her position as a Trustee on account of Disability or otherwise, or retired on a Retirement Date, may request a one time irrevocable change in his or her investment request pursuant to Section 5.4, effective with respect to the account value credited on the Accounting Date coincident with or next following implementation of such request by the Administrator. Such request shall be honored in the sole discretion of the Administrator.

5.7	Investment of Funds

The Administrator may invest assets of the Employer in a manner designed to reflect Participants’ investment preferences pursuant to Section 5.4. Such investments shall be made in the name of the Employer, or through a grantor trust arrangement established by the Employer. The Board of Trustees of the Employer reserves the authority, without advance notice to the affected Participants, to eliminate any or all of the investment options created by the Plan, if any, and may direct the Administrator to reinvest, or withhold from investment, assets of the Employer affected by such action, in any manner consistent with the provisions of the Plan.

5.8	Investment Option Valuations

Investment options under the Plan, if any, are to be valued as of each Accounting Date, so that the value of each account maintained can be determined as of any Accounting Date pursuant to a uniform system of accounting. The Administrator may, in his or her sole discretion, provide each Participant with a statement of Deferred Compensation following the end of each calendar year, and may provide more frequent statements as deemed appropriate. A Participant shall be deemed to have accepted as current any such statement, except to the extent that he or she files a written objection or exception thereto with the Plan Administrator within thirty (30) days after the furnishing of such statement.

A Participant’s interest in the Plan shall be valued for a single-sum or installment payment as of the Accounting Date coincident with or immediately following receipt by the Administrator of written notification of the Participant’s Retirement Date, Disability, death, Termination of Service or selected date of distribution, pursuant to Article 6, whichever is applicable.

All withdrawals and distributions made under the Plan shall be made in accordance with Article 6, subject to any applicable federal, state or local tax withholding law.

Article 6

Distributions

6.1	Distribution Upon Retirement Date or Death

Subject to the provisions of Section 5.2, upon the Retirement Date or death of a Participant, Plan payments shall be distributed to the Participant, or to a Beneficiary or Beneficiaries in the case of death, in the manner set forth in Section 6.5; provided, however, that in the case of a Retirement Date, the Participant has advised the Administrator in writing at least ten (10) days prior to the intended Retirement Date. If a Participant does not provide such advance written notice, the Administrator may delay, in his or her sole discretion, the initial installment or single lump-sum payment for such additional period of time as he or she shall require.

6.2	Distribution Upon Termination Because of Disability

Subject to the provisions of Section 5.2, upon the termination of service of a Participant because of Disability, Plan payments shall be distributed to the Participant in the manner set forth in Section 6.5.

6.3	Distribution Upon Termination of Service Prior to Retirement Date for Reasons Other Than Death or Disability

Subject to the provisions of Section 5.2, upon the Participant’s Termination of Service prior to Retirement Date for any reason other than death or Disability, Plan payments shall be distributed to the Participant in the manner set forth in Section 6.5.

6.4	Distribution Upon Selected Date

Subject to the provisions of Section 5.2, upon attainment of the date of distribution selected by the Participant under the Trustee’s Agreement For Deferral of Compensation, Plan payments shall be distributed to the Participant in the manner set forth in Section 6.5; provided, however that in the event of the Participant’s Retirement Date, death, Disability or Termination of Service prior to such selected date, Plan payments shall thereupon be made instead in accordance with Section 6.1, 6.2 or 6.3, whichever is applicable.

6.5	Modes of Distribution

Subject to the following paragraph, a distribution pursuant to Section 6.1, 6.2, 6.3 or 6.4, whichever is applicable, shall be made according to whichever of the following payment schedules the Participant shall designate in his or her Trustee Agreement for Deferral of Compensation:

(a)	in a single lump sum, in which case the amount of the payment shall be equal to the amount of the entire balance credited to the Participant’s account as of the last Accounting Date before the Benefit Commencement Date; or

(b)	in such number of annual installment payments (not to exceed fifteen such payments) as the Participant shall specify in his or her written election to defer receipt of Trustee Fees, in which case the amount of each payment shall be determined as of the last Accounting Date before the Benefit Commencement Date (or, in the case of the second and subsequent installments, the anniversary of such date) and shall be equal to the quotient of (A) the entire amount then credited to the Participant’s Deferred Compensation account, divided by (B) the number of installment payments remaining to be made.

Solely with respect to Trustee Participants with Deferred Compensation sub-account credit balances on the Restatement Date, such credit balances, including gains and losses thereafter credited to such credit balances as provided in Sections 5.1 and 5.3, shall be distributed in accordance with the distribution election or elections previously made under the Prior Plan with respect to such sub-account credit balances, as adjusted for gains and losses.

If the Participant fails to designate a payment schedule in his or her Trustee Agreement for Deferral of Compensation, or if the entire balance credited to the Participant’s Deferred Compensation account as of the last Accounting Date prior to the Benefit Commencement Date is less than $10,000, then payment shall be made in a single lump-sum.

A Participant may amend his or her designation regarding either the date on which payment will be, or begin being, made or the payment schedule to be followed, but only with respect to amounts attributable to Trustee Fees deferred subsequent to the calendar year in which he or she files such an amended designation with the Employer. Amounts to be distributed in accordance with an amended designation shall be accounted for separately from amounts to be distributed in accordance with any prior designation, and the foregoing provisions of this Section shall be applied independently with respect to each amount that is separately accounted for.

6.6	Deferred Distribution Dates

In lieu of a distribution under Section 6.5, a Participant with a minimum balance of $10,000 may request to defer a distribution payable as a result of Disability, Retirement Date or Termination of Service, by written request to the Administrator during the calendar year prior to, and at least ninety (90) days prior to the effective date of Disability, Retirement Date or Termination of Service. Approval of such request shall be made in the sole discretion of the Administrator, consistent with the best interests of the Employer.

6.7	Beneficiary Designations

At the time a Participant makes a request for a distribution under Section 6.5, the Participant shall specify the payment alternative applicable to a Beneficiary or Beneficiaries in the event the Participant should die prior to receiving the full amount of the Participant’s account, and said alternative may be the same or different from the alternative elected for the Participant.

If a Participant entitled to receive, or receiving, a distribution under the Plan should die prior to the time the Participant has received the full amount to which entitled at the date of death, all remaining amounts shall be paid to the deceased Participant’s Beneficiary or Beneficiaries, according to the Participant’s form of election as specified in the above paragraph, or, if the Beneficiary or Beneficiaries are deceased, or if no Beneficiary was selected by the Participant, to the Participant’s estate in a single lump-sum.

Article 7

Non-Assignability and

Limitation on Payments

7.1	Non-Assignability

The Plan and any Agreement for Deferral of Compensation entered into between the Employer and a Participant, and the benefits, procedures or payments thereunder are non-assignable and non-transferable, and shall not be sold, assigned, pledged, commuted, transferred or otherwise conveyed by any Participant or Beneficiary.

The Employer shall be the owner of all Deferred Compensation hereunder and shall be the grantor of any trust and sole beneficiary of any investment fund contract or contracts entered into pursuant to the Plan. The Administrator, or his or her agents, shall be the custodian of any such investment fund contracts and the Administrator, or his or her agents, shall take the steps necessary to provide a place of safekeeping for any such contracts.

Except as otherwise required by applicable law, any Deferred Compensation payments made pursuant to the Plan shall not be subject to attachment, garnishment, or execution, or to transfer by operation of law in the event of a Participant’s or a Beneficiary’s bankruptcy or insolvency.

7.2	Limitation on Payments

The Plan shall not provide for the payment of amounts other than amounts of Deferred Compensation under the Plan and amounts, if any, earned thereon. The Employer, Board of Trustees of the Employer and Plan Administrator shall have no responsibility, contractual or otherwise, for Participant investment requests made in accordance with the Plan, nor for any loss of Participant account values resulting from such requests, to the extent honored by the Employer.

Article 8

Amendment Or Termination

8.1	Amendment of Plan

The Board of Trustees of the Employer shall have the authority to amend the Plan from time to time. No amendment or modification shall affect the rights of Participants or their Beneficiaries to the receipt of Trustee Fees deferred prior to any such amendment or modification.

8.2	Termination of Plan

The Board of Trustees of the Employer shall have the authority to terminate the Plan at any time, or to substitute a new plan of deferred compensation. Upon termination of the Plan: (i) each Participant’s full Trustee Fees, to the extent not already deferred, will be thereupon restored; and (ii) the Administrator shall treat all Participants as if they had a Termination of Service date on the date of Plan termination, and thereupon pay to each Participant, Deferred Compensation in accordance with Section 6.5. Any substitution of a new plan for the Plan shall provide for the retention by the Employer of all amounts already deferred under the Plan, and may, in the sole discretion of the Employer, provide for distribution of said amounts in accordance with Participant requests pursuant to Article 6.

Article 9

Miscellaneous Provisions

9.1	No Right to Continued Trusteeship

Neither the establishment of the Plan, nor any provisions of the Plan, nor any action of the Administrator or the Employer, shall be held or construed to confer upon any Trustee any right to a continuation of a position on the Board of Trustees of the Employer. The Employer reserves the right to deal with any Trustee to the same extent and in the same manner that it would if the Plan had not been adopted.

9.2	Construction of Language

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender shall be deemed to refer equally to the female gender. Any reference to a section number shall refer to a section of the Plan, unless otherwise indicated.

9.3	Headings

The headings of articles and sections are included solely for convenience of reference, and if there be any conflict between the text of such headings and the text of the Plan, the text within the Plan sections shall control.

9.4	Severability

A determination that any provision of the Plan is invalid or unenforceable shall not effect the validity or enforceability of any other provision hereof.

9.5	Waiver

Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

9.6	Governing Law

The Plan shall be construed, administered and governed in all respects under applicable federal law and the laws of the State of New York, without regard to the choice of law or conflict of law rules recognized by such state. The Board of Trustees of the Employer shall have authority to make any changes in the Plan necessary to conform its terms with the requirements of applicable federal and state law.